Exhibit 10.2

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of February 5, 2013, is by and among Cache, Inc., a Florida corporation (the “Corporation”), MFP Partners, L.P., a Delaware limited partnership (“MFP”) and Mill Road Capital, L.P., a Delaware limited partnership (“Mill Road”).  Each of MFP and Mill Road are referred to individually as a “Stockholder” and collectively as the “Stockholders.”

W I T N E S S E T H

WHEREAS, as of the date hereof, the Corporation is herewith entering into an Investment Agreement with each of the Stockholders and Jay Margolis (the “Investment Agreement”) pursuant to which the Corporation shall commence a rights offering (the “Rights Offering”) whereby the Corporation will distribute to each record holder of shares of common stock, par value $0.01 per share (the “Common Shares”), of the Corporation transferrable rights to subscribe for and purchase Common Shares at a price (the “Exercise Price”) of $1.65 per Common Share such that, if the Rights are exercised in full, the Corporation will issue an aggregate of 4,848,484 Common Shares (the “Offered Shares”) and will receive aggregate gross proceeds of $8,000,000 (the “Aggregate Offering Amount”); and

WHEREAS, at the Closing of the Rights Offering, each of the Stockholders has agreed to purchase a number of Common Shares equal to its pro rata portion of the Offered Shares offered in the Rights Offering and the Stockholders and Jay Margolis each have agreed to provide certain backstop commitments whereby they will each agree to purchase, at the Exercise Price, severally and not jointly, a specified portion (as specified in the Investment Agreement) of any and all of the Offered Shares that are not purchased in the Rights Offering, less the aggregate number of Pro Rata Shares (as defined in the Investment Agreement), in each case, on the terms and subject to the conditions set forth in the Investment Agreement (the “Backstop Commitment”);

WHEREAS, after giving effect to the Rights Offering and the other transactions contemplated by the Investment Agreement, each of the Stockholders will be the record and “beneficial owner” of, and entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of), at least the number of Common Shares set forth opposite such Stockholder’s name on Appendix A of this Agreement (such Common Shares, together with all other voting securities of the Corporation and all other Common Shares acquired by such Stockholder after the date hereof and during the term of this Agreement (including, without limitation, pursuant to the Investment Agreement), being collectively referred to herein as such Stockholder’s “Subject Shares”); and

WHEREAS, in connection with their ownership of Subject Shares of the Corporation, the Stockholders desire to enter into this Agreement in order to evidence their agreement to certain matters relating to the governance of the Corporation, all in accordance with the terms and conditions set forth herein; and

WHEREAS, on the date hereof, the Chairman of the Board of Directors of the Corporation (the “Board”) has resigned from his position as Chief Executive Officer, director and Chairman of the Board; and

WHEREAS, on the date hereof, the remaining members of the Board have filled the vacancy created by such resignation by electing Jay Margolis to serve as a director on the Board, and have appointed him to be the Chief Executive Officer and Chairman of the Board, such election and appointment effective immediately following effectiveness of the foregoing resignation; and

WHEREAS, on the day prior to the date of the special meeting of the Corporation’s shareholders to consider and vote upon the issuance of the Offered Shares and the other Common Shares to be issued pursuant to the Investment Agreement (the “Shareholder Special Meeting”), or such later date as may be determined by each of MFP and Mill Road with respect to its nominee, it is contemplated and expected that two additional directors will resign from the Board and the Board will fill the resulting vacancies by electing Michael Price and one individual designated by Mill Road (in consultation with MFP) to serve as a director on the Board; and

WHEREAS, each member of the Nominating and Governance Committee of the Board has delivered herewith an irrevocable resignation with respect to such director’s service on the Nominating and Governance Committee (but for the avoidance doubt, not as a director of the Corporation), effective immediately upon the approval of the Corporation’s shareholders of the issuance of the Offered Shares and the other Common Shares to be issued pursuant to the Investment Agreement; and

WHEREAS, the Corporation desires to enter into this Agreement in order to retain and attract the most capable individuals with beneficial skills and experience to serve as directors on the Board; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

Covenants of the Stockholders and the Corporation

Section 1.01                                       Composition of Board of Directors of the Corporation.  On the day prior to the date of the Shareholder Special Meeting, it is contemplated and expected that two additional directors will be requested by the Corporation to resign from the Board in order to give effect to the intent of this Agreement and, subject to Section 1.06, the Board shall fill the vacancies created thereby by electing Michael F. Price and one individual designated by Mill Road (in consultation with MFP) to serve as directors of the Corporation; provided, however, that each of MFP and Mill Road may elect, in its sole discretion, to defer such election of its respective designee to such later date as may be specified in writing by it to the Corporation (in which case the resignation of the

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current director whose vacancy will be filled by such appointment shall also be deferred).  Upon such election of each of Michael F. Price and the designee of Mill Road, the Board shall take all action necessary or appropriate to affirm and adopt resolutions exempting, for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, the acquisition of Common Shares in the Rights Offering, the acquisition of any and all other Common Shares pursuant to the Investment Agreement and any other transactions contemplated thereby by such directors and their affiliates.  Subject to Section 3.02, at the 2013 annual meeting of stockholders of the Corporation, or at any adjournment, postponement, or continuation of any such meeting or at any special meeting held in lieu of such annual meeting (collectively, the “Meeting”), each Stockholder shall vote (or cause to be voted) all of the Subject Shares then held beneficially or of record by such Stockholder in favor of the election or re-election to the Board of the following persons: two directors designated by MFP (one of whom shall be designated by MFP in consultation with Mill Road and neither of whom shall be an individual who served as a director of the Corporation prior to the date hereof) and one director designated by Mill Road.  Any such vote shall be cast in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote.  The remaining directors of the Board shall be nominated by the Nominating and Governance Committee of the Board in accordance with the bylaws of the Corporation, applicable law (including and the Sarbanes-Oxley Act of 2002) and the Nasdaq Marketplace Rules and all other rules and regulations of The Nasdaq Global Select Market (“Nasdaq”) or any other applicable securities exchange on which the Common Shares are then listed, as such rules and regulations may be amended from time to time (the “Stock Exchange Rules”).  Each individual nominated and elected as a director at the Meeting shall serve until the expiration of his term or his earlier resignation, removal in accordance with Articles of Incorporation, as amended, the By-Laws, applicable law, the terms hereof, death or disability.  Each Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 1.01.  As used in this Agreement, “Person” (but not “person”) shall mean any individual, firm, corporation, partnership, limited liability company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

Section 1.02                                       Nomination and Inclusion in Proxy Statements.  The Corporation, the Board and the Nominating and Governance Committee of the Board shall nominate and include the persons designated by each of MFP and Mill Road pursuant to this Agreement, in each case, subject to Sections 1.06 and 3.02 of this Agreement, in the slate of directors proposed, recommended and nominated for election at the Meeting by the Corporation, the Board and the Nominating and Governance Committee of the Board and will recommend and use all commercially reasonable efforts to cause the election of such persons so nominated.  Subject to Sections 1.06 and 3.02, the Corporation shall take all action necessary or appropriate to cause the individuals designated to serve as directors pursuant to Section 1.01 to be included in a timely manner in any proxy statement or other applicable announcement to the Corporation’s stockholders with respect to the Meeting, it being understood that the Corporation shall not mail any proxy statement or make any announcement or other communication to

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stockholders in connection with the election of directors of the Corporation at the Meeting which does not contain a recommendation of the Board (including the Nominating and Governance Committee or any other applicable committee thereof) for election of such individuals to the Board.  The Corporation agrees to use all commercially reasonable efforts in connection with the Meeting to (i) solicit proxies for such nominees for director from all holders of Common Shares (or other voting securities of the Corporation) entitled to vote thereon and (ii) cause the election of such nominees to the Board.

Section 1.03                                       Number of Directors.  During the term of this Agreement, the Corporation and each Stockholder agrees that the Board shall consist of exactly five members, and each Stockholder agrees not to vote, or cause to be voted, any Subject Shares held beneficially or of record by such Stockholder, in favor of any amendment to the Corporation’s Articles of Incorporation, as amended, or By-Laws that would amend the number of directors on the Board or take any other action that would otherwise result in there being more or less than five directors on the Board.

Section 1.04                                       Removal of Directors.  During the term of this Agreement, any member of the Board may be removed from the Board in the manner allowed by law and the Corporation’s Articles of Incorporation, as amended, and By-Laws; provided, however, that each Stockholder agrees that during the term of this Agreement, it will not, as a stockholder, vote for the removal of any director who had been designated by another Stockholder pursuant to Section 1.01 without the prior written consent of the Stockholder that had designated such director.  Notwithstanding the foregoing, during the term of this Agreement, upon the written request of any Stockholder, the other Stockholder shall vote all Subject Shares then held beneficially or of record by it for the removal of the individual designated by the requesting Stockholder, as and to the extent requested by such requesting Stockholder.

Section 1.05                                       Vacancy of Directors.  During the term of this Agreement, if a director is removed or resigns from office, dies, or vacates his office as a result of disability or any other reason, to the maximum extent permitted by applicable law, the Corporation’s Articles of Incorporation, as amended, or By-Laws, and subject to compliance with Stock Exchange Rules, the Stockholder that had designated such director shall have the sole right to designate a successor director, and, subject to Section 1.06, the Board shall fill the vacancy with such individual so designated.

Section 1.06                                       Obligations as Director or Officer; Obligations of the Corporation.  Nothing in this Agreement shall be deemed to limit or restrict any director or officer of the Corporation from acting in his capacity as such director or officer or from exercising his or her fiduciary duties and responsibilities in accordance with applicable law, it being agreed and understood that this Agreement shall apply to each Stockholder solely in its capacity as a stockholder of the Corporation and shall not apply to the actions, judgments, or decisions of any individual designated by such Stockholder to be a director of the Corporation.  Furthermore, notwithstanding any other provision of this Agreement, nothing contained herein shall require the Corporation to take any action in violation of its Articles of Incorporation, By-laws, applicable law (including the

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Sarbanes-Oxley Act of 2002) or, the Stock Exchange Rules.  The provisions of this Section 1.6 shall be applicable to the other provisions of this Agreement, irrespective of whether this Section 1.06 is specifically referenced in any other provision of this Agreement.

Section 1.07                                       Board Committees.  Each member of the Nominating and Governance Committee of the Board has delivered herewith an irrevocable resignation with respect to such director’s service on the Nominating and Governance Committee (but, for the avoidance doubt, not as a director of the Corporation), effective immediately upon the approval of the Corporation’s shareholders of the issuance of the Offered Shares and the other Common Shares to be issued pursuant to the Investment Agreement.  Subject to Section 1.06, effective immediately upon the earliest date on which either of Michael F. Price or a designee of Mill Road is elected as a director pursuant to Section 1.01, (i) the Board shall take all action necessary or appropriate to cause each committee of the Board to be comprised of not less than two directors, (ii) to the extent permitted by applicable law and the Stock Exchange Rules, each such committee shall include one director designated by MFP and one director designated by Mill Road immediately upon each such designee’s election as a director, and (iii) to the extent that the director designated by MFP or Mill Road is not permitted under the Stock Exchange Rules or applicable laws to serve in the foregoing roles, or if such individual chooses not to serve on a particular committee of the Board, then the Corporation and the Board shall take all necessary action to permit at least one director designated by each of MFP and Mill Road to attend each meeting of such committee as a non-voting observer, in each case to the extent permitted by such laws and Stock Exchange Rules, and such observer shall be provided with such notice of the meeting and information regarding the meeting as is provided to members of such committee.

Section 1.08                                       Observers.  From the date hereof through the consummation of the Rights Offering and the other transactions contemplated by the Investment Agreement, subject to Section 1.06, the Corporation and the Board shall take all necessary action to permit at least one individual designated by each of MFP and Mill Road to attend each meeting of the Board and any committee of the Board as a non-voting observer, in each case to the extent permitted by applicable law and Stock Exchange Rules, and such observer shall be provided with such notice of the meeting and information regarding the meeting as is provided to members of the Board or such committee.

Section 1.09                                       Indemnification Agreement.  Prior to the appointment or election of Michael Price and any other individual designated by MFP or Mill Road to the Board pursuant to this Agreement, the Corporation shall take all action necessary to authorize, execute and deliver an Indemnification Agreement, in the form attached as Exhibit A hereto, with each such individual appointed or elected to serve as a director of the Corporation.

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ARTICLE II

Representations and Warranties

Section 2.01                                       Each Stockholder hereby represents and warrants to the other Stockholder and the Corporation as follows:

(a)                                 Due Authorization.  Such Stockholder has the requisite capacity to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)                                 No Conflicts.  (i) No authorization, consent, licensing or approval of, or any filing, notification, registration or recording with, any domestic or foreign government or political subdivision thereof, whether on a Federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof (a “Governmental Authority”) or any other Person is required for the execution and delivery of this Agreement by such Stockholder or the performance by such Stockholder of its obligations hereunder (other than the filing of a Schedule 13D with the SEC) and (ii) neither the execution and delivery of this Agreement by such Stockholder nor the performance by such Stockholder of its obligations hereunder shall (A) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of such Stockholder’s organizational documents or any other material contract, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its Subject Shares is bound, (B) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder or its Subject Shares, or (C) violate any law, rule or regulation applicable to such Stockholder or its Subject Shares.

(c)                                  Subject Shares.  As of the date hereof, such Stockholder is the record and beneficial owner of its Subject Shares and has the sole power to vote (or cause to be voted) and dispose of such Subject Shares (except as disclosed in any Schedule 13D or 13G filed by such Stockholder with the SEC prior to the date hereof).  Such Stockholder has good and valid title to its Subject Shares, free and clear of any and all restrictions of any nature or kind whatsoever, other than those created by this Agreement and by applicable law.

Section 2.02                                       The Corporation hereby represents and warrants to each Stockholder as follows:

(a)                                 Due Authorization.  The Corporation has the requisite corporate power and authority to enter into this Agreement and to perform its obligations

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hereunder.  The Corporation is duly organized and validly existing under the laws of the State of Florida.  This Agreement has been duly authorized, executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)                                 No Conflicts.  (i) No authorization, consent, licensing or approval of, or any filing, notification, registration or recording with, any Governmental Authority or any other Person is required for the execution and delivery of this Agreement by the Corporation or the performance by the Corporation of its obligations hereunder (other than the filing of a Form 8-K and a copy of this Agreement with the SEC) and (ii) neither the execution and delivery of this Agreement by the Corporation nor the performance by the Corporation of its obligations hereunder shall (A) result in, or give rise to, a violation or breach of or a default under (with or without notice or lapse of time, or both) any of the terms of the Corporation’s organizational documents or any other material contract, understanding, agreement or other instrument or obligation to which the Corporation is a party or by which the Corporation is bound, (B) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Corporation, or (C) violate any law, rule or regulation applicable to the Common Shares.

ARTICLE III

Miscellaneous

Section 3.01                                       No Transfer Restrictions.  Each Stockholder acknowledges and agrees that no restrictions of any kind on the transfer, sale, conveyance, exchange, assignment or disposition, whether directly or indirectly, through one or more transactions (a “Transfer”) shall be imposed on any Subject Shares by virtue of this Agreement and that each Stockholder may freely Transfer any or all of its Subject Shares to any Person to the extent permitted by applicable law and not prohibited by any other agreement to which such Stockholder or such Subject Shares are subject.  If any Stockholder Transfers any or all of its Subject Shares, such Subject Shares will be automatically Transferred free and clear of this Agreement and any and all rights or obligations set forth herein, provided that if any Stockholder Transfers less than all of its Subject Shares, such Stockholder shall remain a party to, and subject to, this Agreement with respect to the remaining Subject Shares held by such Stockholder.

Section 3.02                                       Term.  This Agreement shall automatically terminate immediately after the Meeting or may be earlier terminated by the written agreement of each of the Stockholders (with written notice promptly delivered by each of the Stockholders to the Corporation of any such earlier termination on the date thereof).  No party hereto shall be relieved from any liability for intentional breach of this Agreement by reason of any such termination.  In the event that any Stockholder Transfers all or a portion of its Subject Shares such that it shall hold (i) less than 300,000 Subject Shares at

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any time prior to the consummation of the Rights Offering and the other transactions contemplated by the Investment Agreement, or (ii) less than 750,000 Subject Shares following the consummation of the Rights Offering and the other transactions contemplated by the Investment Agreement, then this Agreement shall automatically terminate with respect to such Stockholder and such Stockholder shall thereafter cease to have any rights hereunder.  Notwithstanding the foregoing, this Section 3.02 and Section 3.07, Section 3.08 and Section 3.09 of this Agreement shall survive the termination of this Agreement.

Section 3.03                                       Specific Performance.  Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other parties hereto irreparable harm.  Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other parties hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

Section 3.04                                       Headings.  The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

Section 3.05                                       Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, conditions or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

Section 3.06                                       Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand or by electronic or facsimile transmission, (ii) delivered by a nationally recognized commercial overnight delivery service, or (iii) mailed postage prepaid by first-class mail to any Stockholder (and any other Person designated by such Stockholder) at the address set forth below such Stockholder’s name on Appendix A of this Agreement and to the Corporation at the following address:

If to the Corporation, to:	Cache, Inc.
1440 Broadway
New York, New York 10018
Attention: Chief Executive Officer
Fax: (212) 944-2842

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with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Michael R. Littenberg

Fax: (212) 593-5955

Email:  michael.littenberg@srz.com

Such notices shall be effective:  (i) in the case of hand deliveries and electronic and facsimile transmissions, when received; (ii) in the case of an overnight delivery service, on the next business day after being placed in the possession of such delivery service, with delivery charges prepaid; and (iii) in the case of mail, seven (7) days after deposit in the postal system, first-class mail, postage prepaid.  Any party may change its address and facsimile number by written notice to the other parties given in accordance with this Section 3.06.

Section 3.07                                       Applicable Law.  The substantive laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under applicable principles of conflicts of laws; provided however that, to the extent that the internal affairs doctrine applicable to Florida corporations requires the application of the Florida Business Corporation Act then, the Florida Business Corporation Act shall apply only to the extent so required.

Section 3.08                                       Jurisdiction; Venue.  The parties to this Agreement each irrevocably and unconditionally (i) agree that any suit, action, or legal proceeding arising out of or relating to this Agreement shall be brought in any New York federal court sitting in the Borough of Manhattan of The City of New York or, if such federal court lacks jurisdiction, in any New York state court sitting in the Borough of Manhattan of The City of New York; (ii) consents to the jurisdiction of each such court in any such suit, action, or proceeding; (iii) waives any objection which such party may have to the laying of venue of any such suit, action, or proceeding in any of such courts; and (iv) agrees that service of any court papers may be effected on such party by mail, by notice as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

Section 3.09                                       Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY

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WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 3.09.

Section 3.10                                       Severability.  The invalidity, illegality, or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality, or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including, without limitation, any such provision in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

Section 3.11                                       Successors; Assigns; No Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise except to affiliates) without the prior written consent of all of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assignees.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Stockholders and their respective successors and assignees to the extent contemplated by this Section 3.11) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

Section 3.12                                       Amendments.  This Agreement may not be amended, modified, or supplemented unless such modification is in writing and is signed by the Corporation and each of the Stockholders party hereto.

Section 3.13                                       Waiver.  Any waiver (express or implied) of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

Section 3.14                                       Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

Section 3.15                                       Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, each of the parties hereto shall execute and deliver any additional documents and instruments and perform any additional acts that the Stockholders determine to be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned hereby agree to be bound by the terms and provisions of this Voting Agreement as of the date first above written.

CACHE, INC.

By:	/s/ Margaret Feeney
Name: Margaret Feeney
Title: EVP and CFO

MFP PARTNERS, L.P.
By:	MFP Investors LLC,
its General Partner

By:	/s/ Timothy Ladin
Name: Timothy Ladin
Title: General Counsel

MILL ROAD CAPITAL, L.P.
By:	Mill Road Capital GP LLC,
its General Partner

By:	/s/ Charles Goldman
Name: Charles Goldman
Title: Managing Director

Appendix A

CACHE, INC.

Stockholder	Common Shares

MFP Partners, L.P. c/o MFPInvestors LLC 667 Madison Avenue, 25th Floor New York, NY 10065	3,027,951

with a copy which shall not constitute notice to:

Skadden, Arps, Slate, Meagher & Flom LLP One Rodney Square Wilmington, DE 19801 Attn: Allison Land Email: Allison.Land@skadden.com

Mill Road Capital, L.P. 382 Greenwich Avenue Suite One Greenwich, CT 06830	2,536,893

with a copy which shall not constitute notice to:

Foley Hoag LLP 155 Seaport Blvd. Boston, MA 02210 Attn: Peter M. Rosenblum Email: PMR@foleyhoag.com

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FORM OF INDEMNIFICATION AGREEMENT

AGREEMENT, dated as of                       , 2013, by and between Cache, Inc., a Florida corporation (the “Company”), and [                      ] (the “Indemnitee”).

WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available;

WHEREAS, the Indemnitee is a director and/or officer of the Company;

WHEREAS, the Company and the Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of companies in today’s environment;

WHEREAS, the Company’s Restated Articles of Incorporation (“Articles of Incorporation”) and Amended and Restated By-Laws (“By-Laws”) require the Company to indemnify and advance expenses to its directors and officers to the extent provided therein, and the Indemnitee serves as a director and/or officer of the Company, in part, in reliance on such provisions in the Company’s Articles of Incorporation and By-Laws;

WHEREAS, the Company has determined that its inability to retain and attract as directors and officers the most capable persons would be detrimental to the interests of the Company, and that Company therefore should seek to assure such persons that indemnification and insurance coverage will be available in the future; and

WHEREAS, in recognition of the Indemnitee’s need for substantial protection against personal liability in order to enhance the Indemnitee’s continued service to the Company in an effective manner and the Indemnitee’s reliance on the Company’s Articles of Incorporation and By-Laws, and in part to provide the Indemnitee with specific contractual assurance that the protection promised by the Company’s Articles of Incorporation and By-Laws will be available to the Indemnitee (regardless of, among other things, any amendment to or revocation of the applicable provisions of the Company’s Articles of Incorporation and By-Laws or any change in the composition of the governing bodies of the Company or any acquisition transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to the Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of the Indemnitee under the directors’ and officers’ liability insurance policy of the Company.

NOW, THEREFORE, in consideration of the premises and of the Indemnitee continuing to serve the Company directly or, on its behalf or at its request, as an officer, director, manager, member, partner, tax matters partner, fiduciary or trustee of, or in any other capacity with, another Person (as defined below) or any employee benefit plan, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Certain Definitions.  In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement:

(a)                                 Agreement:  shall mean this Indemnification Agreement, as amended from time to time hereafter.

(b)                                 Board of Directors:  shall mean the Board of Directors of the Company.

(c)                                  Claim:  means any threatened, asserted, pending or completed civil, criminal, administrative, investigative or other action, suit or proceeding of any kind whatsoever, including any arbitration or other alternative dispute resolution mechanism, or any appeal of any kind thereof, or any inquiry or investigation, whether instituted by the Company, any governmental agency or any other party, that the Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism.

(d)                                 Indemnifiable Expenses:  means (i) all expenses and liabilities, including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the Company, and counsel fees and disbursements (including, without limitation, experts’ fees, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim by reason of the fact that Indemnitee is or was or has agreed to serve as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve on behalf of or at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in any such capacity, whether occurring before, on or after the date of this Agreement (any such event, an “Indemnifiable Event”), (ii) any liability pursuant to a loan guaranty or otherwise, for any indebtedness of the Company or any subsidiary of the Company, including, without limitation, any indebtedness which the Company or any subsidiary of the Company has assumed or taken subject to, and (iii) any liabilities which an Indemnitee incurs as a result of acting on behalf of the Company (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the United States Internal Revenue Service, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise).

(e)                                  Indemnitee-Related Entities:  means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise Indemnitee has agreed, on behalf of the Company or at the Company’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described in this Agreement) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

(f)                                   Jointly Indemnifiable Claim:  means any Claim for which the Indemnitee shall be entitled to indemnification from both an Indemnitee-Related Entity and the Company pursuant to applicable law, any indemnification agreement or the articles of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Company and an Indemnitee-Related Entity.

(g)                                  Person:  means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

2.                                      Basic Indemnification Arrangement; Advancement of Expenses.

(a)                                 In the event that the Indemnitee was, is or becomes subject to, a party to or witness or other participant in, or is threatened to be made subject to, a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify the Indemnitee, or cause such Indemnitee to be indemnified, to the fullest extent permitted by Florida law in effect on the date hereof and as amended from time to time; provided, however, that no change in Florida law shall have the effect of reducing the benefits available to the Indemnitee hereunder based on Florida law as in effect on the date hereof or as such benefits may improve as a result of amendments after the date hereof. The rights of the Indemnitee provided in this Section 2 shall include, without limitation, the rights set forth in the other sections of this Agreement. Payments of Indemnifiable Expenses shall be made as soon as practicable but in any event no later than twenty (20) days after written demand is presented to the Company, against any and all Indemnifiable Expenses.

(b)                                 If so requested by the Indemnitee, the Company shall advance, or cause to be advanced (within two business days of such request), any and all Indemnifiable Expenses incurred by the Indemnitee (an “Expense Advance”).  The Company shall, in accordance with such request (but without duplication), either (i) pay, or cause to be paid, such Indemnifiable Expenses on behalf of the Indemnitee, or (ii) reimburse, or cause the reimbursement of, the Indemnitee for such Indemnifiable Expenses.  The Indemnitee’s right to an Expense Advance is absolute and shall not be subject to any condition that the Board of Directors shall not have determined that the Indemnitee is not entitled to be indemnified under applicable law.  However, the obligation of the Company to make an Expense Advance pursuant to this Section 2(b) shall be subject to the condition that, if, when and to the extent that a final judicial determination is made (as to which all rights of appeal therefrom have been exhausted or lapsed) that the Indemnitee is not entitled to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by the Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid (it being understood and agreed that the foregoing agreement by the Indemnitee shall be deemed to satisfy any requirement that the Indemnitee provide the Company with an undertaking to repay any Expense Advance if it is ultimately determined that the Indemnitee is not entitled to indemnification under applicable law).  The Indemnitee’s undertaking to repay such Expense Advances shall be unsecured and interest-free.

(c)                                  Notwithstanding anything in this Agreement to the contrary, the Indemnitee shall not be entitled to indemnification or advancement of Indemnifiable Expenses pursuant to this Agreement in connection with any Claim initiated by the Indemnitee unless (i) the Company has joined in or the Board of Directors of the Company has authorized or consented to the initiation of such Claim or (ii) the Claim is one to enforce the Indemnitee’s rights under this Agreement (including an action pursued by the Indemnitee to secure a determination that the Indemnitee should be indemnified under applicable law).

(d)                                 The indemnification obligations of the Company under Section 2(a) shall be subject to the condition that the Board of Directors shall not have determined (by majority vote of directors who are not parties to the applicable Claim) that the indemnification of the Indemnitee is not proper in the circumstances because the Indemnitee is not entitled to be indemnified under applicable law.  If the Board of Directors determines that the Indemnitee is not entitled to be indemnified in whole or in part under applicable law, the Indemnitee shall have the right to commence litigation in any court in the States of New York or Florida having subject matter jurisdiction thereof and in which venue is proper, seeking an initial determination by the court or challenging any such determination by the Board of Directors or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding.  If the Indemnitee commences legal proceedings in a court of competent jurisdiction to secure a determination that the Indemnitee should be indemnified under applicable law, any determination made by the Board of Directors that the Indemnitee is not entitled to be indemnified under applicable law shall not be binding, the Indemnitee shall continue to be entitled to receive Expense Advances, and the Indemnitee shall not be required to reimburse the Company for any Expense Advance, until a final judicial determination is made (as to which all rights of appeal therefrom have been exhausted or lapsed) that the Indemnitee is not entitled to be so indemnified under applicable law.  Any determination by the Board of Directors otherwise shall be conclusive and binding on the Company and the Indemnitee.

(e)                                  To the extent that the Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, the Indemnitee shall be indemnified against all Indemnifiable Expenses actually and reasonably incurred in connection therewith, notwithstanding an earlier determination by the Board of Directors that the Indemnitee is not entitled to indemnification under applicable law.

3.                                      Indemnification for Additional Expenses.  The Company shall indemnify, or cause the indemnification of, the Indemnitee against any and all Indemnifiable Expenses and, if requested by the Indemnitee, shall advance such Indemnifiable Expenses to the Indemnitee subject to and in accordance with Section 2(b) and (d), which are incurred by the Indemnitee in connection with any action brought by the Indemnitee, the Company or any other Person with respect to the Indemnitee’s right to: (i) indemnification or an Expense Advance by the Company under this Agreement or any provision of the Company’s Articles of Incorporation and/or By-Laws and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether the Indemnitee ultimately is determined to be entitled to such indemnification, Expense Advance or insurance recovery, as the case may be; provided that the Indemnitee shall be required to reimburse such Indemnifiable Expenses in the event that a final judicial determination is made (as to which all rights of appeal therefrom have been exhausted or lapsed) that such action brought by the Indemnitee, or the defense by the Indemnitee of an action brought by the Company or any other Person, as applicable,  was frivolous or in bad faith.

4.                                      Partial Indemnity, Etc.  If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Indemnifiable Expenses in respect of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion thereof to which the Indemnitee is entitled.

5.                                      Burden of Proof.  In connection with any determination by the Board of Directors, any court or otherwise as to whether the Indemnitee is entitled to be indemnified hereunder, the Board of Directors or court shall presume that the Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the burden of proof shall be on the Company or its representative to establish, by clear and convincing evidence, that the Indemnitee is not so entitled.

6.                                      Reliance as Safe Harbor.  The Indemnitee shall be entitled to indemnification for any action or omission to act undertaken (a) in good faith reliance upon the records of the Company, including its financial statements, or upon information, opinions, reports or statements furnished to the Indemnitee by the officers or employees of the Company or any of its subsidiaries in the course of their duties, or by committees of the Board of Directors, or by any other Person as to matters the Indemnitee reasonably believes are within such other Person’s professional or expert competence, or (b) on behalf of the Company in furtherance of the interests of the Company in good faith in reliance upon, and in accordance with, the advice of legal counsel or accountants, provided such legal counsel or accountants were selected with reasonable care by or on behalf of the Company.  In addition, the knowledge and/or actions, or failures to act, of any director, officer, agent or employee of the Company shall not be imputed to the Indemnitee for purposes of determining the right to indemnity hereunder.

7.                                      No Other Presumptions.  For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, shall not create a presumption that the Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.  In addition, neither the failure of the Board of Directors to have made a determination as to whether the Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Board of Directors that the Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by the Indemnitee to secure a judicial determination that the Indemnitee should be indemnified under applicable law shall be a defense to the Indemnitee’s claim or create a presumption that the Indemnitee has not met any particular standard of conduct or did not have any particular belief.

8.                                      Nonexclusivity, Etc.  The rights of the Indemnitee hereunder shall be in addition to any other rights the Indemnitee may have under the Company’s Articles of Incorporation and By-Laws, the laws of the State of Florida, or otherwise.  To the extent that a change in Florida law or the interpretation thereof (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s Articles of Incorporation and By-Laws, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.  To the extent that there is a conflict or inconsistency between the terms of this Agreement and the Company’s Articles of Incorporation or By-Laws, it is the intent of the parties hereto that the Indemnitee shall enjoy the greater benefits regardless of whether contained herein, in the Company’s Articles of Incorporation or By-Laws.  No amendment or alteration of the Company’s Articles of Incorporation or By-Laws or any other agreement shall adversely affect the rights provided to Indemnitee under this Agreement.

9.                                      Liability Insurance.  The Company shall use its reasonable best efforts to purchase and maintain a policy or policies of insurance with reputable insurance companies with A.M. Best ratings of “A” or better, providing Indemnitee with coverage for any liability asserted against, or incurred by, Indemnitee or on Indemnitee’s behalf by reason of the fact that Indemnitee is or was or has agreed to serve as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve on behalf of or at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, or arising out of Indemnitee’s status as such, whether or not the Company would have the power to indemnify Indemnitee against such liability under the provisions of this Agreement.  Such insurance policies shall have coverage terms and policy limits at least as favorable to Indemnitee as the insurance coverage provided to any other director or officer of the Company.  If the Company has such insurance in effect at the time the Company receives from Indemnitee any notice of the commencement of an action, suit or proceeding, the Company shall give prompt notice of the commencement of such action, suit or proceeding to the insurers in accordance with the procedures set forth in the policy.  The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policy.

10.                               Period of Limitations.  No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against the Indemnitee, the Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

11.                               Amendments, Etc.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.  In the event the Company or any of its subsidiaries enters into an indemnification agreement with another director, officer, agent, fiduciary or manager of the Company or any of its subsidiaries containing a term or terms more favorable to the indemnitee than the terms contained herein (as determined by the Indemnitee), the Indemnitee shall be afforded the benefit of such more favorable term or terms and such more favorable term or terms shall be deemed incorporated by reference herein as if set forth in full herein.  As promptly as practicable following the execution by the Company or the relevant subsidiary of each indemnity agreement with any such other director, officer or manager (i) the Company shall send a copy of the indemnity agreement to the Indemnitee, and (ii) if requested by the Indemnitee, the Company shall prepare, execute and deliver to the Indemnitee an amendment to this Agreement containing such more favorable term or terms.

12.                               Subrogation.  Subject to Section 13, in the event of payment by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee with respect to any insurance policy.  Indemnitee shall execute all papers reasonably required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.  The Company shall pay or reimburse all expenses actually and reasonably incurred by Indemnitee in connection with such subrogation.

13.                               Jointly Indemnifiable Claims.  Given that certain Jointly Indemnifiable Claims may arise due to the relationship between the Indemnitee-Related Entities and the Company and the service of the Indemnitee as a director and/or officer of the Company at the request of the Indemnitee-Related Entities, the Company acknowledges and agrees that the Company shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification and advancement of expenses in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with the terms of this Agreement, irrespective of any right of recovery the Indemnitee may have from the Indemnitee-Related Entities.  Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of recovery the Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company hereunder.  In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any Jointly Indemnifiable Claim, the Indemnitee-Related Entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Company, and the Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights.  Each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Paragraph 13, entitled to enforce this Paragraph 13 against the Company as though each such Indemnitee-Related Entity were a party to this Agreement.

14.                               No Duplication of Payments.  Subject to Paragraph 13 hereof, the Company shall not be liable under this Agreement to make any payment in connection with any Claim made against the Indemnitee to the extent the Indemnitee has otherwise actually received payment (under any insurance policy, any provision of the Company’s Articles of Incorporation and By-Laws, or otherwise) of the amounts otherwise indemnifiable hereunder.

15.                               Defense of Claims.  The Company shall be entitled to participate in the defense of any Claim relating to an Indemnifiable Event or to assume the defense thereof, with counsel reasonably satisfactory to the Indemnitee; provided that if the Indemnitee believes, after consultation with counsel selected by the Indemnitee, that (i) the use of counsel chosen by the Company to represent the Indemnitee would present such counsel with an actual or potential conflict of interest, (ii) the named parties in any such Claim (including any impleaded parties) include the Company or any subsidiary of the Company and the Indemnitee and the Indemnitee concludes that there may be one or more legal defenses available to him that are different from or in addition to those available to the Company or any subsidiary of the Company or (iii) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, then the Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Claim) at the Company’s expense.  The Company shall not be liable to the Indemnitee under this Agreement for any amounts paid in settlement of any Claim relating to an Indemnifiable Event effected without the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  The Company shall not, without the prior written consent of the Indemnitee, effect any settlement of any Claim relating to an Indemnifiable Event which the Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of the Indemnitee from all liability on all claims that are the subject matter of such Claim.  Neither the Company nor the Indemnitee shall unreasonably withhold its or his consent to any proposed settlement; provided that the Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of the Indemnitee.  To the fullest extent permitted by Florida law, the Company’s assumption of the defense of a Claim pursuant to this Section 15  will constitute an irrevocable acknowledgement by the Company that any Indemnifiable Expenses incurred by or for the account of Indemnitee incurred in connection therewith are indemnifiable by the Company under Section 2 of this Agreement.

16.                               Binding Effect, Etc.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.  The Company shall require and cause any successor(s) (whether directly or indirectly, whether in one or a series of transactions, and whether by purchase, merger, consolidation, or otherwise) to all or a significant portion of the business and/or assets of the Company and/or its subsidiaries (on a consolidated basis), by written agreement in form and substance satisfactory to the Indemnitee and his or her counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place; provided that no such assumption shall relieve the Company from its obligations hereunder and any obligations shall thereafter be joint and several.  This Agreement shall continue in effect regardless of whether the Indemnitee continues to serve as a director or officer of the Company and/or on behalf of or at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise.  Neither this Agreement nor any duties or responsibilities pursuant hereto may be assigned by the Company to any other person or entity without the prior written consent of the Indemnitee.

17.                               Security.  To the extent requested by the Indemnitee, the Company shall at any time and from time to time provide security to the Indemnitee for the obligations of the Company hereunder through an irrevocable bank line of credit, funded trust or other collateral or by other means.  Any such security, once provided to the Indemnitee, may not be revoked or released without the prior written consent of such Indemnitee.

18.                               Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to the terms of this Agreement.

19.                               Specific Performance, Etc.  The parties recognize that if any provision of this Agreement is violated by the parties hereto, the Indemnitee may be without an adequate remedy at law.  Accordingly, in the event of any such violation, the Indemnitee shall be entitled, if the Indemnitee so elects, to institute proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation, or to obtain any relief or any combination of the foregoing as the Indemnitee may elect to pursue.

20.                               Notices.  All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written document delivered in person or sent by telecopy, nationally recognized overnight courier or personal delivery, addressed to such party at the address set forth below or such other address as may hereafter be designated on the signature pages of this Agreement or in writing by such party to the other parties:

(a)                                 If to the Company, to:

with a copy (which shall not constitute notice) to:

(b)                                 If to the Indemnitee, to the address set forth on Annex A hereto.

All such notices, requests, consents and other communications shall be deemed to have been given or made if and when received (including by overnight courier) by the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice).  Any notice delivered by any party hereto to any other party hereto shall also be delivered to each other party hereto simultaneously with delivery to the first party receiving such notice.

21.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement.  Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

22.                               Headings.  The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.

23.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Cache, Inc.

By:
Name:
Title:

[Indemnitee]

Annex A

Name and Business Address.

Attn:
Tel:
Fax: